Exhibit 8.2

May 9, 2014

Nabors Industries, Inc.

515 West Greens Road

Suite 1200

Houston, Texas 77067

Ladies and Gentlemen:

We have acted as special United States federal counsel for Nabors Industries, Inc., a Delaware corporation, as issuer (the “Company”), and Nabors Industries Ltd., a Bermuda exempted company, as guarantor (the “Guarantor”), in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to:

(i)                                     up to $350,000,000 in aggregate principal amount of 2.35% Senior Notes due 2016 of the Company (the “2016 Exchange Notes”) and the related guarantees of the 2016 Exchange Notes by the Guarantor to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding unregistered 2.35% Senior Notes due 2016 (the “2016 Old Notes”), and the related guarantees of the 2016 Old Notes; and

(ii)                                  up to $350,000,000 in aggregate principal amount of 5.10% Senior Notes due 2023 of the Company (the “2023 Exchange Notes” and, together with the 2016 Exchange Notes, the “Exchange Notes”) and the related guarantees of the 2023 Exchange Notes by the Guarantor to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding unregistered 5.10% Senior Notes due 2023 (the “2023 Old Notes” and, together with the 2016 Old Notes, the “Old Notes”), and the related guarantees of the 2023 Old Notes, which were issued by the Company on September 12, 2013 in private offerings that were exempt from registration under the Act.

The Company has requested that we render our opinion as to certain tax matters in connection with the Registration Statement filed by the Company pursuant to the Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”).  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.  In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (iv) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (v) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement.  The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.  Any change in law or the facts regarding the exchange offer, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below.  We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “Certain U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of exchanging Old Notes for Exchange Notes pursuant to the exchange offer and of the ownership and disposition of Exchange Notes acquired pursuant to the exchange offer.

We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ MILBANK, TWEED, HADLEY AND MCCLOY LLP